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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No's. 333-1872, 333-31641, 333-71993 and 333-77205) pertaining to the
1995 Stock Option Plan, as amended, the Employee Stock Purchase Plan, and the 1995 Non-Employee Directors' Stock Option Plan of CyberCash, Inc., (ii) the Registration Statement (Form S-8 No. 333-51649) relating to the 1995 Stock Option Plan of ICVerify, Inc., (iii) the Registration Statement (Form S-8 No. 333-71709) relating to the 1999 Restricted Stock Plan of CyberCash, Inc., (iv) the Registration Statement (Form S-3 No. 333-46965) relating to the Common Stock issuable upon conversion of the Company's Series D Convertible Preferred Stock, the Common Stock issuable upon exercise of the Investment Options issued contemporaneously with the Series D Preferred Stock, (v) the Registration Statement (Form S-3 No. 333-51495) relating to the Common Stock issued in consideration of the outstanding stock of ICVerify, Inc., (vi) the Registration Statement (Form S-3 No. 333-71895) relating to Common Stock issued and common stock issuable upon exercise of warrants issued by the Company and (vii) the Registration Statement (Form S-3 No. 333-83559) relating to Common Stock issued in consideration of the outstanding stock of Tellan Software, Inc., of our report dated January 27, 2000, with respect to the consolidated financial statements of CyberCash, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1999.


                                                /s/ Ernst & Young LLP


McLean, Virginia
March 29, 2000